HEMIS CORPORATION

HEMIS
CORPORATION
Bettlistrasse 35, 8600 Dübendorf, Switzerland
Facsimile (702) 387 72 40

November 1, 2007

VIA FACSIMILE
(702) 866 2689

Monte Cristo Gold Corporation
3155 East Patrick Lane, Suite 1
Las Vegas, Nevada
89120

Attention: Norman Meier

Dear Sirs:

Re: **Memorandum of Agreement between Hemis Corporation ("Hemis") and Monte Cristo Gold Corporation ("MCG]") Regarding the El Tigre Property**

Further to our recent discussions in relation to the acquisition by MCG of certain prospective rights of Hemis in relation to certain gold properties known as the El Tigre and Porvenir concessions, located in Sonora, Mexico (hereinafter collectively referred to as the "**Property**"), this memorandum of agreement (the "**Agreement**") records the mutual agreement of Hemis and MCG as regards the Property.

Whereas Hemis Gold S.A. do C.V ("**Hemis Gold**"), a wholly owned Mexican subsidiary of Hemis, owns an option to purchase certain right and title in and to the Property as further defined pursuant to that Agreement in respect of the Property among Hemis Gold and Loreto Careaga Galaz Widow Rascón, Rosa Maria Burgos Robles, and José Quirós Soto, dated December 31, 2005 (the "**El Tigre Agreement**") as disclosed by Hemis in its registration Statement on Form SB-2 filed with the United States Securities and Exchange Commission on July 21, 2006, and incorporated into this Agreement by this reference. And whereas, by virtue of its ownership of Hemis Gold, Hemis benefits from certain rights to control the exploration of the Property and to receive profits derived from the property, the whole subject to the El Tigre Agreement and all applicable laws (collectively the "**Rights**")

And whereas MCG wishes to acquire an undivided forty-nine percent (49%) interest in and to Hemis' interest in and to Rights, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledges by Hemis and by MGC, the parties agree as follows:

1. In consideration of the payment of One United States Dollar (US$1.00) by MCG to Hemis, Hemis grants to MCG, an exclusive and irrevocable option to acquire either an

undivided forty-nine percent (49%) interest (the "**49% Option**") or an undivided sixty percent (60%) interest (the "**60% Option**") in the Rights. The 49% Option and the 60% Option are sometimes interchangeably referred to as the Option.

2. MCG may exercise the 49% Option by paying USD$2,000,000 to Hemis in accordance with the following schedule:

(a) USD$100,000 within 5 business days following the date of this Agreement; and

(b) USD$1,900,000 within 12 months from the date of this Agreement.

3. Subject to MCG making each of the payments to Hemis in accordance with above Section 2, MCG may exercise the 60% Option by paying an additional $2,000,000 to Hemis in accordance with the following schedule:

(a) USD$500,000 within 18 months from the date of this Agreement; and

(b) USD$1,500,000 within 24 months from the date of this Agreement.

4. MCG shall have the right to accelerate the Option payments pursuant to above sections 2 or 3 at any time during the option period in order to accelerate the exercise of the Option. Any payments made by MCG in respect of this Agreement that are in excess of those required hereunder will be carried forward and be applied to future required payments. The Option shall be automatically exercised upon MCG making all the applicable payments set forth above in either Section 2 or Section 3 in respect of the Option (as applicable), and by satisfying all other requirements of this Agreement. Upon exercise of the Option in accordance with above Section 2, MCG shall have earned and acquired an undivided forty-nine percent (49%) interest in and to Rights. Upon exercise of the Option in accordance with this above Sections 2 and 3, MCG shall have earned an undivided sixty percent (60%) interest in and to the Rights.

If MCG fails to exercise the Option in full it shall not be entitled to a proportional or pro-rated interest in the Rights. Notwithstanding anything to the contrary herein, MCG acknowledges that the Rights do not include a right to own title to the Property.

5. Upon the due exercise of the 49% Option by MCG, Hemis and MCG shall enter into an industry standard joint venture agreement (the "**Joint Venture Agreement**") which, unless otherwise agreed by the parties shall be in a form substantially similar to the Model Form Exploration Development and Mine Operating Agreement Form 5A, published by the Rocky Mountain Mineral Law Foundation in Colorado, USA, which shall provide for the parties to share all future costs, expenses and revenues in respect of the exploitation of the Rights, with Hemis an initial fifty-one percent (51%) interest, and MCG having an initial forty-nine percent (49%) interest. Thereafter, if MCG exercises the 60% Option, the Joint Venture Agreement shall be amended to provide a 20% total interest to Hemis and 40% total interest to MCG. The terms and documentation evidencing formation of the joint venture shall include, without limitation, the following:

(a) pro rata sharing of all costs and expenses and revenues relating to the ongoing development or operation of the Property;

(b) a definition of expenditures including but not limited to the items listed under the definition of expenditures in this Agreement;

(c) dilution, pro rata, according to deemed contributions and actual contributions, should either party elect not to contribute its proportionate share of the costs and expenses of any work program under the joint venture and the other party actually contributes such pro rata share of the costs and expenses, and accelerated dilution 100% above the standard rate of a party elects to contribute to a work program and later defaults in respect of a cash call in respect of such work program;

(d) a "Right of First Refusal" which shall apply to a transfer, direct, or indirect, of all or part of a party's interest, including any royalty interest, in the joint venture or the Property; provided that such Right of First Refusal shall not arise from the internal corporate reorganization of such party or the acquisition or merger of an affiliate which is to be the ultimate holding company of such party;

(e) management of the joint venture by a management committee, which shall make decisions by majority vote, with each party having a percentage of votes equal to its participating interest;

(f) the rights of the non-operator in the event the operator elects not to proceed to place the Property into commercial production or I the event commercial production is achieved, to either curtail or suspend commercial production;

(g) appointment of Hemis as the manager and operator with responsibility to conduct all operations in a good, workmanlike and efficient manner in accordance with sound mining practice, industry standards and applicable laws with the right of the operator to charge the fees included in Expenditures; and

(h) other terms normally in mineral industry joint venture agreements including provision for binding arbitration to settle disputes.

6. MCG agrees that any properties or rights acquired by MCG within 5 kilometers of the outside perimeter of the Property shall be subject to this Agreement and, as applicable, to the Joint Venture Agreement.

7. Each party represents and warrants to the other that it is a duly incorporated and validly subsisting corporation under the applicable laws and has all the corporate power and authority to perform its obligations under this Agreement, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

8. Hemis represents and warrant to MCG that the Rights are and will remain, for the duration of this agreement, free and clear of all free and clear of any encumbrances or claims of any description, except as otherwise disclosed herein.

9. At any time prior to exercising the 49% Option, MCG may terminate this Agreement without further obligation or liability to Hemis by giving written notice to Hemis. MCG's right to exercise the Option shall expire upon failure to MCG to make any applicable Option payment. For the sake of clarity, if the 49% Option is duly exercised and MCG fails to make a subsequent Option payment in respect of the 60% Option, this Agreement shall not expire, however MCG's right to acquire the 60% Option shall expire.

the parties shall have no further obligation hereunder. If If MCG or Hemis terminate this Agreement, MCG shall promptly deliver or return to Hemis all copies of any technical data and other information collected or received by MCG in relation to the Rights and to the Property prior to the date of such termination.

10. The parties agree to cooperate fully and completely with respect to any reports or press releases in respect of the Property or the Exploration Program. The parties further agree to deliver all further documents and perform such further acts as may be required in order to give full effect to the intent of this Agreement.

11. Neither party may assign its rights or obligations pursuant to this Agreement without the prior written consent of the other and provided that such assignee first enters into an agreement with the non-assigning party to be bound by all of the terms and conditions of this Agreement. Neither party shall unreasonably withhold its consent to any proposed assignment, it being understood that a reasonably held concern about a proposed assignee's present or future financial stability or environmental work practices shall be a valid reason for either party to withhold such consent. The assigning party shall provide full written details of any proposed assignment to the non-assigning party who shall either provide its written consent or refusal in respect of the assignment in question within 10 business days following receipt of such assignment, failing which the non-assigning party shall be deemed to have consented to the assignment. Notwithstanding the foregoing, either party may assign its right to receive any payments, profits or royalties hereunder.

12. This Agreement may be signed by facsimile and in counterparts, and replaces all prior agreement and understandings between the parties in respect of the subject matter herein. The parties may enter into a long form agreement embodying the terms herein and other terms, but until such time, this Agreement shall remain binding.

13. All notices to be given pursuant to this Agreement shall be given in writing and shall be sent by facsimile, by registered mail, postage paid, or delivered, either personally or by express delivery service to the party to be notified. Notice to each party shall be deemed to have been duly given within 48 hours after mailing, or upon actual delivery with confirmation of receipt upon personal delivery by courier or delivery by facsimile. This agreement shall become effective as of November 5th, 2007 (the "**Effective Date**").

If MCG agrees to the terms and conditions herein, please acknowledge MCG's acceptance by dating and signing in the spaces provided below and returning one signed copy of the Agreement by facsimile to the sender by November 7, 2007. This offer shall become null and void on November 8, 2007, at 12:00 AM, PST.

Yours Truly,

HEMIS CORPORATION

Per: [signature]

Norman Meier
President

ACCEPTED AND AGREED as of November 5, 2007 by:

MONTE CRISTO GOLD CORPORATION

Per: [signature]

Its: CFO

Print Name: Bruno Weiss

Date: Nov 5th, 2007